THIS AMENDMENT NO. 1 TO THE COVENTRY HEALTH CARE, INC. STOCK PURCHASE WARRANT AND THE SECURITIES ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO COVENTRY HEALTH CARE, INC., IS EXEMPT FROM SUCH REGISTRATION.

                                 AMENDMENT NO. 1
                                       TO
                           COVENTRY HEALTH CARE, INC.
                             STOCK PURCHASE WARRANT

      This Amendment No. 1 ("Amendment No.1") to that certain Coventry Health Care, Inc. Stock Purchase Warrant executed on March 31, 1998 (the "Warrant"), is entered into as of the date set forth below.

      WHEREAS, on March 31, 1998, Coventry Health Care, Inc. (the "Company") executed the Warrant in favor of Principal Health Care, Inc. ("Principal") giving Principal the right to acquire that number of shares of Coventry's Common Stock equal to 66-2/3% of the total number of shares of Common Stock actually issued upon the exercise or conversion of Coventry's employee stock options and warrants issued and outstanding at March 31, 1998, on the same terms and conditions as set forth in the respective options and warrants; and

      WHEREAS, the intent of the Warrant was to prevent the dilution of Principal's ownership due to the exercise of options and warrants that were outstanding at March 31, 1998, the date of the business combination between the Company and Principal; and

      WHEREAS, on September 11, 1998, Coventry's Compensation and Benefits Committee (the "Committee") voted to reprice all employee stock options due to a unforeseen decline in the market price of the Company's Common Stock below exercise prices of the stock options and the Committee's concern that decreased incentives would lead to attrition of key employees; and

      WHEREAS, in order to effect the repricing, employee option holders must agree to the cancellation of their existing options in exchange for the new options, and, to the extent such employees so elect the exchange, the effect of the repricing of the stock options on the Warrant would be to cancel most of the options underlying the Warrant; and

      WHEREAS, Section 3.4 of the Warrant allows the Board of Directors of the Company to adjust the terms of the Warrant if, in the Board's opinion, an event occurs that does not fairly protect the rights of the holder of the Warrant in accordance with the essential intent and principles of the provisions of Section 3 of the Warrant; and

      WHEREAS, the Company has determined that this Amendment No.1 is necessary or desirable and consistent with the objectives of the Board of Directors in issuing the Warrant.

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereby agree as follows:

1. Section 3.1 of the Warrant is hereby amended in its entirety to read as follows:

            3.1 Cancellation or Expiration of Option Convertible Securities. If any Option Security shall expire or shall be canceled without being exercised, in whole or in part, and any obligation of the Company to issue shares of Common Stock thereunder shall terminate, then the right of the Holder to acquire any share of Common Stock relating to such canceled Option Security shall immediately terminate and no longer be in effect. Notwithstanding the foregoing, the Option Securities that are canceled as a result of the repricing of such Option Securities pursuant to action taken by the Company's Compensation and Benefits Committee on September 11, 1998, shall not be considered canceled or repriced as to Principal only, but shall remain in full force and effect and Principal shall retain the right to purchase 66-2/3% of the total shares covered by the original Option Securities upon exercise of the repriced Option Securities by the underlying holders set forth on Exhibit 1 attached to the Warrant.

2. Sections 8(i) and (ii) are hereby deleted and the following shall be substituted in their place and stead:

      (i)   if to the Company:

               Dale B. Wolf
               Coventry Health Care, Inc.
               6705 Rockledge Drive
               Suite 900
               Bethesda, Maryland  20817
               Telecopy Number:  (301) 493-0742

      (ii)  if to Principal:

               Mark S. Movic
               Principal Life Insurance Company
               711 High Street
               Des Moines, Iowa  50392
               Telecopy Number:  (515) 247-0130

               and

               Karen E. Shaff, Esq.
               Principal Life Insurance Company
               711 High Street
               Des Moines, Iowa  50392
               Telecopy Number:  (515) 248-3011

3. Capitalized terms not herein defined shall have the meanings ascribed to them in the Warrant.

4. The remaining terms and conditions of the Warrant shall remain in full force and effect, and upon execution hereof, this Amendment No. 1 and the Warrant shall be considered together as one document.

      IN WITNESS WHEREOF, COVENTRY HEALTH CARE, INC. has caused its duly authorized officer to execute this Amendment No. 1 to the Principal Warrant in its name and on its behalf as of the 29th day of October, 1998.


ATTEST:                             COVENTRY HEALTH CARE, INC.

By: /s/ SHIRLEY R. SMITH                  By: /s/ DALE B. WOLF
   -------------------------------           -----------------------------------

Name: Shirley R. Smith                    Name: Dale B. Wolf
     -----------------------------             ---------------------------------

Title: Senior Vice President              Title: Executive Vice President & CFO
      ----------------------------             --------------------------------


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